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                                                                 EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made and entered into as of January 1, 2003 by and between TROVER SOLUTIONS, INC., a Delaware corporation (the "Company"), and PATRICK B. MCGINNIS (the "Employee").


                       STATEMENT OF BACKGROUND INFORMATION

         The Company provides subrogation and related cost containment recovery services and recovery software for healthcare payors and property and casualty insurers (the "Business").

         The Company and Employee previously entered into an Employment Agreement dated as of May 28, 1997 which provided for an initial 3-year term and 2-year renewal terms thereafter. The Board of Directors (the "Board") has determined that it would be in the best interest of the Company and its stockholders to further secure the continued employment of Employee by extending the contract term of employment, providing for compensation at a level consistent with the market and Employee's value to the Business, and addressing other related terms.

         Employee acknowledges the Company's ownership of its goodwill, and the necessity of the restrictive covenants contained in this Agreement to protect the Company's interest in such material asset.


                             STATEMENT OF AGREEMENT

         In consideration of the mutual covenants, promises and conditions set forth in this Agreement, the parties agree as follows:

         1. Employment. The Company employs Employee and Employee accepts such employment upon the terms and conditions set forth in this Agreement. For purposes of Sections 6, 7 and 8 of this Agreement, "employment" shall mean any period of time during which the Company is paying the Employee salary under
Section 5(a) of this Agreement, whether or not the Employee is currently performing services for the Company at the time of such payment. For all other purposes under this Agreement, "employment" shall have its customary meaning.

         2. Duties of Employee. Employee agrees to perform and discharge the usual duties of a Chairman of the Board and Chief Executive Officer of a similarly sized organization, including, without limitation, those presently set forth in the Bylaws of the Company, and such other duties as may be reasonably assigned by the Board, and to comply with all of the Company's policies, standards and regulations. Employee's title shall be Chairman of the Board of Directors and Chief Executive Officer, and Employee shall report to the Board. All of Employee's time, attention and energies which are devoted to business endeavors will be devoted to the Business, and Employee will not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not


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such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Board, which consent will not be unreasonably withheld. This Section will not be construed to prevent Employee from: (a) investing personal assets in businesses which do not compete with the Company in such form or manner that will not require any services on the part of Employee in the operation or the affairs of the companies in which such investments are made and in which Employee's participation is solely that of an investor; (b) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent of the outstanding stock of any class of any such corporation engaged in a business competitive with that of the Company; or (c) participating in conferences, preparing and publishing papers or books or teaching, participating on the board of directors of other companies ("Other Boards") or providing limited advisory services, so long as these activities are not contrary to the Company's interests, and, with regard to participation on Other Boards or the provision of limited advisory services, so long as the Board approves Employee's participation on any such Other Boards or approves the provision of such limited advisory services, which approval will not be unreasonably withheld.

         3. Term. The term of this Agreement will be for a period of three years commencing on the dated date hereof, with automatic two-year renewals, unless a notice of termination is given by either party within not less than sixty days prior to the end of a term or a renewal term, subject to earlier termination as provided for in Section 4.

         4.       Termination and Suspension.

         (a) By the Company. Notwithstanding anything contained in Section 3 to the contrary, the Company has the right to terminate this Agreement and all of its obligations under this Agreement immediately if the Board takes action to terminate after any of the following events occurs:

                  (i) Employee materially breaches any of the terms or conditions set forth in this agreement and fails to cure such breach within ten days after Employee's receipt from the Board of written notice of such breach, which notice describes in reasonable detail the Board 's belief that Employee is in breach (notwithstanding the foregoing, no cure period shall be applicable to breaches by Employee of Sections, 6, 7 or 8 of this Agreement);

                  (ii) Employee commits any other act in bad faith materially detrimental to the business or reputation of the Company; or

                  (iii) Employee engages in illegal activities or is convicted of any felony involving fraud, deceit or moral turpitude.

         (b) By Employee or by the Company other than For Cause. If Employee terminates this Agreement pursuant to any of clauses (i)-(vi) below or if the Company terminates this Agreement other than pursuant to Section 4(a), the Company obligations under this Agreement to pay Employee the annual salary under Section 5(a), to provide for the continued vesting of stock


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option awards under Section 5(c) and to provide for health insurance benefits to
Employee under Section 5(d) shall continue in accordance with the terms of this Agreement for the greater of (i) the remainder of the term or the renewal term, or (ii) two years.

                  (i) the Company materially breaches any of the terms or conditions set forth in this Agreement and fails to cure its breach within ten days after its receipt from Employee of written notice of such breach, which notice describes in reasonable detail Employee's belief that the Company is in breach;

                  (ii) without Employee's express written consent, the Company assigns to Employee duties, or significantly reduces Employee's assigned duties, in a manner inconsistent with Employee's position with the Company;

                  (iii) without employee's express written consent, the Company requires Employee's relocation outside of the metropolitan Louisville, Kentucky area;

                  (iv) the Company fails to obtain the assumption of this Agreement by any successors to the company;

                  (v) Employee dies or becomes mentally or physically incapacitated or disabled so as to be materially unable to perform Employee's duties under this Agreement. Without limiting the generality of the foregoing, Employee's inability to adequately perform services under this Agreement for a period of ninety consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability to adequately perform services under this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such ninety-day period shall be extended to a one-hundred-fifty-day period; or

                  (vi) a Change in Control Event (as defined below) occurs, and Employee's employment is terminated by Employee, within one hundred twenty days thereafter. Upon a Change in Control Event, the applicable provisions of Section 4(e) shall apply. For purposes of this Agreement a "Change in Control Event" shall mean the occurrence of any of the following:

                           (1)      the adoption of a plan of merger or
                           consolidation of the Company with any other corporation as a result of which the holders of the outstanding voting stock of the Company as a group would receive less than 50% of the voting stock of the surviving or resulting corporation;

                           (2) the adoption of a plan of liquidation or the approval of the dissolution of the Company;

                           (3) the sale or transfer of substantially all of the assets of the Company;


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                           (4)      the following individuals cease for any
                           reason to constitute a majority of the number of directors then serving: individuals who, on the date of this Agreement, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended; or

                           (5) any individual, entity, group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules promulgated under such act), or other person acquires in a single transaction or a series of transactions more than 30% of the outstanding shares of the Company's common stock.

         (c) Suspension By the Company. If Employee is indicted for any felony, the Company may immediately suspend Employee without compensation. If the indictment is dropped, or if Employee is acquitted (the dropping of an indictment and an acquittal each referred to as an "Acquittal Event"), the Company shall, within ten days after it receives written notice of any Acquittal Event, remit to Employee all amounts otherwise payable pursuant to this Agreement but withheld during the suspension period, together with interest from each due date paid at the then-current prime rate, as reported in The Wall Street Journal. Upon any such Acquittal Event, the Company's payment obligations to Employee under this Agreement shall resume and shall continue throughout the remainder of the term of this Agreement, subject to the terms and conditions of this Agreement, but the Company shall have the option whether to ask employee actually to return to work and to publicly associate with the Company. At the Company's request in this circumstance, Employee will refrain from working at or for the Company (notwithstanding his continuing compensation under this Agreement ) and will refrain from representing to any person or entity that he is associated with the Company.

         (d) No Duty to Mitigate. If Employee terminates his employment under and in accordance with this Agreement or if the Company terminates Employee's employment under this Agreement for any reason other than those specified in Section 4(a), Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether seeking new employment or in any other manner), and the Company's obligations under Section 4(b) shall not be reduced because of any employment of Employee after termination of employment under this Agreement, except as provided in the following sentence. Notwithstanding the provision of this Paragraph (d), any payments received by Employee under a policy or disability insurance or similar financial arrangement shall offset and reduce the Company's obligations under Section 4(b).


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         (e)      Gross-Up. Upon termination of this Agreement by Employee under
Section 4(b)(vi), the Company will pay to Employee, in lieu of an obligation to make further payments to Employee under or on account of Section 5(a) and to provide benefits to Employee under or on account of Section 5(d), the salary that would have been payable to Employee under this Agreement from the date of termination for the greater of: (i) the remainder of the term of this Agreement or any renewal term then in effect, or (ii) two years. Such amount due to Employee shall be paid by the Company in periodic payments or in a lump sum, at the option of Employee. If any such payment or other benefit (a "Termination Payment") received or to be received by Employee in connection with a Change in Control Event (whether or not this Agreement is terminated) or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, with any person who actions result in a Change in Control Event or with any person affiliated with the Company or such person ) is or will be subject to the tax (the "Excise Tax")imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to Employee, a Gross-Up Payment (as defined) as provided by the following paragraphs of this Section 4(e).

         A Gross-Up Payment (as defined) shall be payable pursuant to this
Section 4(e) on and subject to the following terms and conditions:

                  (1) At the time the Termination Payment is made, an additional amount (the Gross-Up Payment") shall be paid by the Company such that the gross amount retained by Employee, after deduction of (a) any Excise Tax on such Termination Payment, or (b) with respect to the Gross-Up Payment itself, any federal, state and local income tax, employment tax or Excise Tax on the Gross-Up Payment, shall be equal to the amount or value of such Termination Payment. Employee shall have sole responsibility for any federal, state or local income taxes due with respect to the Termination Payment, exclusive of any Gross-Up Payment. For purposes of determining whether any such Termination Payment will be subject to the Excise Tax, all Termination Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as being subject to the Excise Tax, unless in the opinion of tax counsel reasonably acceptable to Employee and selected by the accounting firm which, immediately prior to the Change in Control Event, was the Company's independent auditors, such payments (in whole or in part) do not constitute "parachute payments" within the meaning of Section 280G of the Code or represent reasonable compensation for services actually rendered in excess of the "base amount" allocable to such reasonable compensation. The full amount of the Gross-Up Payment shall be treated as being subject to the Excise Tax. The value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Sections 280G(d) (3) and (4) of the Code.

                  (2) For purposes of determining the amount of any Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Termination Payment or Gross-Up Payment is made, and shall be deemed to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of his residence on the date the applicable Termination Payment or Gross-Up Payment is made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.


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                  (3)      If the Excise Tax or any income tax due on the
Gross-Up Payment itself, as it is finally determined, exceeds the amount taken into account or paid to Employee at the time the applicable Termination Payment or Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the applicable Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable by Employee with respect to such excess) at the time that the amount of such excess is finally determined.

         5.       Compensation and Benefits.

         (a) Annual Salary. For all services rendered by Employee under this Agreement, the Company will pay Employee a base salary of a minimum of $325,000 per annum in equal bi-weekly installments. Such annual salary may be increased by the Board. Such annual salary will be subject to annual percentage increases for inflation equivalent to those increases given in the normal course of business to employees of the Company, pursuant to the Company's present policy or, as the case may be, a future policy approved by the Board to apply substantially on a Company-wide basis.

         (b) Incentive Compensation. During the term of the Agreement, Employee shall be entitled to incentive compensation payments in accordance with the Management Group Incentive Compensation Plan of Trover Solutions, Inc. If Employee is terminated by the Company without cause, Employee shall be entitled to a pro rata share of incentive compensation payments. A "pro rata share" of incentive compensation payments shall mean that portion of the incentive compensation payments that would have been paid to Employee had Employee not been terminated without cause, assuming Employee worked for the balance of the term and performed consistently with Employee's past performance.

         (c) Stock Option Awards. Employee shall be entitled to such awards of stock options as determined and approved by the Compensation Committee of the Board.

         (d) Other Benefits. Employee will be entitled to such fringe benefits as may be provided from time to time by the Company to its executive employees, including, but not limited to, group health insurance, life and disability insurance and any other fringe benefits now or hereafter provided by the Company to its executive employees, if and when Employee meets the eligibility requirements for any such benefit. The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees; provided, however, that all benefits provided for executive employees will be provided to Employee on an equal basis.

         (e) Business Expenses. Employee will be reimbursed for all reasonable expenses incurred in the discharge of Employee's duties under this Agreement pursuant to the Company's standard reimbursement policies.


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         (f)      Signing Bonus. In consideration of Employee's initial 3-year term of service under this Agreement, and upon Employee's execution and delivery of this Agreement, the Company will pay Employee a signing bonus of $200,000. Should Employee terminate this Agreement prior to the third anniversary of the "as of" date of this Agreement, Employee will, at the Company's request, reimburse the Company for a ratable portion of this signing bonus as follows: If such termination occurs prior to: [1] the first anniversary, Employee will reimburse $200,000 to the Company; [2] the second anniversary but on or after the first anniversary, Employee will reimburse $133,334 to the Company; and [3] the third anniversary but on or after the second anniversary, Employee will reimburse $66,667 to the Company.

         (g) Withholding. The Company will deduct and withhold from the payments made to Employee under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

         6. Non-Disclosure of Confidential Information. Employee recognizes and acknowledges that the trade secrets and confidential information of the Company and its affiliates (the "Proprietary Information"), as they may exist from time-to-time, are valuable, special and unique assets of the Company's and its affiliates' businesses. Employee further acknowledges that access to such Proprietary Information is essential to the performance of Employee's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Employee agrees that Employee will not, in whole or in part, disclose such Proprietary Information to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever, nor will Employee make use of any such information for Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company or its affiliates) under any circumstances. For purposes of this Agreement, the term "trade secrets" means the whole or any portion of any scientific or technical or non-technical information, design, process, procedure, formula, computer software product, documentation or improvement relating to the Company's or its affiliates' businesses which: (1) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. The term "confidential information" means any and all data and information relating to the Company's or its affiliates' businesses: (1) which has value to the Company or its affiliates;
(2) is not generally known by its competitors or the public; and (3) is treated as confidential by the Company or its affiliates. The provisions of this Section 6 will apply during Employee's employment by the Company and for a three-year period thereafter (without regard to the basis or reason for the termination of employment) with respect to confidential information, and during Employee's employment by the Company and at any and all times thereafter with respect to trade secrets. For purposes of this Agreement, "Proprietary Information" will not include information which is: (1) disclosed by the Company to others on an unrestricted basis; (2) is or becomes general public knowledge through no fault of Employee; or (3) is or becomes available to Employee from any source not known to Employee to have a duty of nondisclosure to the Company. This Section 6, together with Sections 7, 8, 9, 10, 11 and 12, and the applicable provisions of Sections 4 and 5, of this Agreement, shall survive termination of this Agreement.


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         7.A      Non-Competition Covenant. During Employee's employment by the
Company and for a period of (i) two years following a termination of Employee's employment for cause, or (ii) six months following a termination of Employee's employment other than for cause, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf any other individual or entity, compete with the Company within the Geographical Area (as defined in this Agreement). The term "compete" means to engage, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in a nationally-recognized stock exchange, provided that Employee at no time owns, directly or indirectly, in excess of one percent of the outstanding stock of any class of any such corporation) in providing Business products or services. For purposes of this Agreement, the term "Geographical Area" means the entire United States, and all foreign countries in which Employee or any member of his staff is or has engaged in providing or marketing Business products or services while employed by the Company.

         B. Non-Interference. During Employee's employment by the Company and for a period of (i) two years following a termination of Employee's employment for cause, or (ii) six months following a termination of Employee's employment other than for cause, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, interfere with, disrupt, or attempt to disrupt the past, present or prospective relationships, contractual or otherwise, between the Company and any supplier, consultant, or client of the Company with whom Employee had material contact during Employee's employment by the Company. The term "prospective relationship" is defined as any relationship where the Company has actively sought an individual or entity as a prospective supplier, consultant, or client.

         C. Non-Solicitation of Clients Covenant. Employee agrees that during Employee's employment by the Company and for (i) two years following a termination of Employee's employment for cause, or (ii) six months following a termination of Employee's employment other than for cause, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to solicit any individual or entity (x) who is a client of the Company at any time during the six-month period prior to Employee's termination with the Company ("Client"), or was actively sought by the Company as a prospective client during such period, and (y) with whom Employee had material contact while employed by the Company, to provide Business services to such Clients or prospects.

         D. Construction. The parties agree that any judicial authority construing all or any portion of this Section 7 or Section 8 will be empowered to sever any portion of the Geographical Area, client base, prospective relationship or prospect list or any prohibited business activity from the coverage of such Section and to apply the provisions of such Section to the remaining portion of the Geographical Area, the client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable.


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It is the intent of the parties that Sections 7 and 8 be enforced to the maximum extent permitted by law. For purposes of the covenant set forth in Section 7.C, Employee at his own suggestion and not at the request or direction of the Company, asserts that he has constructive material contact with each and every Client, and further asserts that such covenant would be unfair to the Company without application of such constructive material contact. If any provision of either such Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by Employee.

         8. Non-Solicitation of Employees Covenant. Employee further agrees and represents that during Employee's employment by the Company and for a period of (i) two years following a termination of Employee's employment for cause, or (ii) 6 months following a termination of Employee's employment other than for cause,, Employee will not, directly or indirectly, on Employee's own behalf or in the service of, or on behalf of any other individual or entity, divert, solicit or hire away, or attempt to divert, solicit or hire away, to or for any individual or entity which is engaged in providing Business services, any person employed by the Company, whether or not such employee is a full-time employee or temporary employee of the Company, whether or not such employee is employed pursuant to written agreement and whether or not such employee is employed for a determined period or at-will.

         9. Existing Restrictive Covenants. Employee represents and warrants that Employee's employment with the Company does not and will not breach any agreement which Employee has with any former employer to keep in confidence confidential information, not to solicit clients or employees, or not to compete with any such former employer. Employee will not disclose to the Company or use on its behalf any confidential information of any other party required to be kept confidential by Employee.

         10. Return of Proprietary Information. Employee acknowledges that as a result of Employee's employment with the Company, Employee may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, customer lists, customer contracts or other proprietary material. Employee acknowledges, warrants and agrees that Employee will return to the Company all such items and any copies or excerpts thereof, and any other properties, files or documents obtains as a result of Employee's employment with the Company, immediately upon the termination of Employee's employment with the Company.

         11. Proprietary Rights. During the course of Employee's employment with the Company, Employee may make, develop or conceive of useful processes, machines, compositions of matter, computer software, algorithms, works of authorship expressing such algorithm, or any other discovery, idea, concept, document or improvement which relates to or is useful to the Company's Business (the "Inventions"), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information. Employee acknowledges that all such Inventions will be "works made for hire" under United States copyright law and will remain the sole and exclusive property of the Company. Employee assigns and agrees to assign to the Company, in perpetuity, all right, title and interest Employee may have in and to such Inventions, including without limitation, all copyrights, and the right to apply for any form of


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patent, utility model, industrial design or similar proprietary right recognized by any state, country or jurisdiction. Employee further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership of, and rights of the Company to, such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights.

         Employee will not be obliged to assign to the Company any Invention made by Employee while in the Company's employ which does not relate to any business or activity in which the Company is or may become engaged, except that Employee is so obligated if the same relates to or is based on Proprietary Information to which Employee will have had access during and by virtue of Employee's employment or which arises out of work assigned to Employee by the Company. Employee will not be obligated to assign any Invention which may be wholly conceived by Employee after Employee leaves the employ of the Company, except that Employee is so obligated if such Invention involves the utilization of Proprietary Information obtained while in the employ of the Company. Employee is not obligated to assign any Invention which relates to or would be useful in any business or activities in which the Company is engaged if such Invention was conceived and reduced to practice by Employee prior to Employee's employment with the Company, provided that all such Inventions are listed at the time of employment on the attached Exhibit A.

         12. Remedies. Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 6, 7, 8, 9, 10 and 11 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.

         13. Insurance. The Company covenants and agrees that, for so long as Employee shall continue to serve as an officer or director of the Company, it shall use its reasonable efforts to maintain in full force and effect directors' and officers' insurance in reasonable amounts from established and reputable insurers, to cover claims asserted against Employee or liabilities incurred by Employee for actions taken or omitted in the scope of his capacity as a director or officer of the Company, and if necessary to purchase applicable "tail coverage" if it can be obtained for a reasonable price as determined in good faith by the disinterested members of the Board.

         14. Indemnification. The Company agrees to indemnify Employee and hold Employee harmless to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or to such greater extent as such law may hereafter be amended for indemnification of corporate officers and directors by a Delaware corporation. However, the Company shall be required to so indemnify Employee in connection with a proceeding initiated by Employee only if the proceeding was authorized by the Board. Without limitation of the foregoing, the Company agrees to advance, within ten business days of Employee's request and upon receipt of an undertaking to repay such advances if repayment is required by the Delaware General Corporation Law, all reasonable expenses, including, without limitation, attorneys' fees and


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expenses and court costs, incurred by Employee in defending any threatened or actual claim, action or proceeding to which he is entitled to indemnity hereunder, including, but not limited to, the investigation, defense, settlement or appeal of any such claim or action, to which the Employee is a party or threatened to be made a party by reason of the fact that the Employee is or was an officer or director of the Company. The indemnification and undertaking to advance expenses of the Company under this Agreement shall be in addition to and shall not be deemed to limit any other rights to which Employee may be entitled to indemnification or advancement of expenses under any bylaw, agreement, articles of incorporation, vote of stockholders or disinterested directors, at law, or otherwise.

         15. Attorneys' Fees. Employee shall be reimbursed promptly upon request for all fees and costs incurred in disputing any breach or default hereunder or any issue hereunder relating to the termination of Employee's employment except for any termination based on Employee's conviction of a felony involving fraud, deceit or moral turpitude pursuant to Section 4(a)(iii) of this Agreement, in seeking to obtain or enforce any benefit or right provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided under this Agreement or any other plan or agreement referred to in Section 4(e)(1), including, without limitation, attorneys' fees and expenses and court costs. Employee will also be reimbursed for all reasonable fees and costs incurred in connection with the review of Employee's employment arrangements.

         16. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:


         If to the Company:                        If to Employee:

         1600 Watterson Tower                      3906 Eagle Way
         Louisville, Kentucky 40218                Prospect, Kentucky  40059
         Attn:  General Counsel                    Attn:  Patrick B. McGinnis

         17. Severability. Subject to the application of Section 7(D) to the interpretation of Sections 7 and 8, if one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained in this Agreement. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

         18. Entire Agreement. This Agreement and the option and other benefit plans applicable to Employee in accordance with the terms of this Agreement, constitute the entire agreement of the parties relating to the subject matter of this Agreement and supersede all other prior agreements, discussions and negotiations, oral or written, regarding the subject matter of this Agreement. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

         19. Binding Effect. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall be bound by, and shall assume, the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For purposes of this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Agreement by operation of law.

         20. Assignment. This Agreement is one for personal services and will not be assigned by Employee. The Company may assign this Agreement only upon the prior written consent of Employee.

         21. Governing Law. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the Commonwealth of Kentucky. The parties agree that the appropriate forum and venue for any disputes between any of the parties arising out of this Agreement shall be any federal court in the Commonwealth of Kentucky and each of the parties submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



TROVER SOLUTIONS, INC.:                     EMPLOYEE:



By /S/ William C. Ballard                    /S/ Patrick B. McGINNIS
  --------------------------------          --------------------------------
  William C. Ballard                        PATRICK B. McGINNIS
  Chairman, Compensation Committee
  of the Board of Directors

                                    EXHIBIT A

                                   INVENTIONS





Employee represents that there are no Inventions.


                                            /s/ PBM
                                            -----------------
                                            Employee Initials